Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE (hereinafter the “Settlement Agreement” or the “Agreement”), is entered into as of the 13th day of March, 2019 (hereinafter the “Effective Date”), between and among Auctus Fund, LLC (hereinafter “Auctus” or the “Fund”), a Delaware limited liability company, on the one hand, and OriginClear, Inc. (hereinafter “OCLN” or the “Company”), a Nevada corporation, on the other hand, (each, a “Party,” and collectively hereinafter the “Parties”).

WHEREFORE, on or about April 2, 2018, the Company executed, inter alia, a certain Securities Purchase Agreement (hereinafter the “First Purchase Agreement” or the “First SPA”) and a certain Convertible Promissory Note (hereinafter the “First Note” and, with the First SPA and other documents, collectively hereinafter the “First Transaction Documents”), thereby entering into a contract with Plaintiff Auctus for its investment in OCLN;

WHEREFORE, on or about May 31, 2018, the Company executed, inter alia, a certain Securities Purchase Agreement (hereinafter the “Second Purchase Agreement” or the “Second SPA”) and a certain Convertible Promissory Note (hereinafter the “Second Note” and, with the Second SPA and other documents, collectively hereinafter the “Second Transaction Documents” and with the First Transaction Documents, collectively hereinafter the “Transaction Documents”), thereby entering into a contract with Plaintiff Auctus for its investment in OCLN;

WHEREFORE, the Fund has alleged that the Company failed and refused to allow it to convert all or portions of the debt, as represented by the Note, into shares of common stock of OCLN, causing various Events of Default by the Company under the Purchase Agreements and the Notes;

WHEREFORE, on or about February 12, 2019, the Fund filed an action in the United States District Court for the District of Massachusetts, styled as Auctus Fund, LLC v. OriginClear, Inc., Dkt. No. 1:19-CV-10273-FDS (D. Mass.)(Saylor, J.)(hereinafter the “Litigation”), alleged, inter alia, breaches of the Purchase Agreements and the Notes;

WHEREFORE, the Fund and the Company have determined it to be in their mutual interests to amicably resolve outstanding business matters, including any and all potential disputes, claims, and all matters which have been or could have been alleged by Auctus or, which have been or could have been alleged by the Company;

NOW THEREFORE, as of the Effective Date of this Agreement and in consideration of the promises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

CONSIDERATION / MINIMUM SETTLEMENT
VALUE / CONVERSION OF SETTLEMENT SHARES

1.1 Settlement Purpose. The Parties agree and acknowledge that the execution of this Settlement Agreement does not constitute an admission by any of the Parties of any liability of any kind or of any wrongdoing by any entity or individual, and the Parties each specifically deny any and all liability or wrongdoing. The Parties agree and acknowledge that they understand that this Agreement is entered into solely for the purpose of avoiding the possible future expenses, burdens or distractions of a continuing dispute or litigation.

1.2 Consideration. a) In consideration for the release, covenants, terms and conditions of this Settlement Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree and acknowledge that a total of Five Hundred – Seventy Thousand and 00/100 ($570,000.00) Dollars (U.S.) in principal and interest, remains outstanding under the Notes (hereinafter the “Minimum Settlement Value” or the “Settlement Value”) as of the Effective Date, pursuant to the terms of the Notes.

b) In consideration for the release, covenants, terms and conditions of this Settlement Agreement, the receipt and sufficiency of which is hereby acknowledged, The Company agrees to irrevocably authorize and reserve a sufficient amount of shares of the Company’s common stock pursuant to the reserve requirements of the Notes, as follows: an initial amount of One Billion – Seven Hundred – Fifty – Three – Million – Eight Hundred – Forty – Six Thousand – One Hundred

– Fifty – Four (1,753,846,154), which shall be increased within thirty (30) calendar days to Five Billion – Two Hundred – Sixty – One Million – Five Hundred – Thirty – Eight Thousand – Four Hundred – Sixty – Two (5,261,538,462) shares) (hereinafter the “Settlement Shares”) of the common stock of the Company (hereinafter the “Common Stock”) for issuance upon conversion by the Fund of the amounts owed under the Notes, in accordance with the terms of the Notes (including but not limited to the beneficial ownership limitations contained in the Notes), as contemporaneously executed herewith. Such irrevocable authorization and reservation for the initial amount by the Company shall occur by no later than one (1) business day, and for the increase no later than thirty (30) calendar days, after the Effective Date.

c) The Fund’s resale of the Company’s common stock received pursuant to any conversion under the Notes shall be subject to the following leak-out provisions:

i) Except as otherwise expressly provided herein, and provided that the Company has not breached any of the provisions of the Settlement Agreement, for a period commencing on the Effective Date and for a period of one hundred – eighty (180) days thereafter (hereinafter the “Leak-Out Period”), Fund may publicly sell daily the greater of: a) twenty - five (25.00%) percent of the average daily trading volume over the prior thirty (30) day trading period, or b) Ten Thousand and 00/100 ($10,000.00) Dollars (U.S.) in net daily transaction value (net of fees, brokerage fees, transfer agent fees, and such similar fees in the ordinary course of business), in settlement of converted shares of the Defendant’s publicly traded common stock) in settlement of converted Shares.

ii) All Shares subject to this Agreement will be subject to irrevocable instructions delivered to the Transfer Agent, as defined in the Settlement Agreement, concurrently herewith in form and substance satisfactory to the Fund to ensure prompt compliance with the terms of this Agreement, including providing for releases of the Shares or removal of legends, subject to compliance with applicable securities regulations, as set forth in such instructions. Such instructions will include a direction requiring the transfer agent to deliver to each party to this Agreement upon request a report setting forth the shareholdings of each party hereto and any transfers of such shares that may have occurred.

1.3 Stipulated Preliminary Injunction. As further consideration for the releases, covenants, terms and conditions of this Settlement Agreement, the receipt and sufficiency of which is hereby acknowledged, the Fund and the Company agree and stipulate to direct their attorneys to file the Joint Motion and the [Proposed] Stipulated Preliminary Injunction, as an Exhibit thereto, in the form attached hereto as Exhibit A.

1.4 Company Obligations / Transfer Agent. a) Upon the Effective Date, the Company shall file and deliver such documents, instruments and/or otherwise to increase the amount of Common Stock and take such other steps, as necessary and appropriate, in order to establish a sufficient amount of shares and to guarantee full availability of the full amount of the Settlement Shares for conversion by the Fund.

b) The Company agrees and acknowledge that the ability of the Fund to convert and accept delivery of the Settlement Shares and sell such Shares in a timely manner is a material obligation of this Agreement and agrees to irrevocably authorize and instruct the Company’s Transfer Agent and such officers, directors and perform its obligations hereunder, at times relevant hereto, on behalf of and without further action by the Fund.

c) The Company agrees to deliver to its transfer agent, Corporate Stock Transfer, Inc. (hereinafter the “Transfer Agent”), such necessary and appropriate letter(s) of instruction (hereinafter the “Letter of Instruction”), in the form attached hereto as Exhibit B, authorizing and instructing the Transfer Agent to issue and deliver such Shares of the Company’s Common Stock as contemplated herein, and for the conversion and issuance in the name(s) of the Fund or its designated nominee(s) as registered holder, for the benefit of the Fund, of the securities as set forth herein.

1.5 Closing Date. The closing of the transactions contemplated by this Agreement (hereinafter the “Closing”) shall occur shall be 5:00 p.m. Eastern Standard Time, on March 13, 2019, or such other mutually agreed time as may be agreed to by the Parties.

1.6 Conditions to Closing. The obligation of the Fund to tender and deliver the Settlement Value in consideration and as identified in Paragraph 1.2(b) above, is contingent upon: a) execution of this Settlement Agreement and the leak-out terms by the Company, and the Letter of Instruction, by the Company and the Transfer Agent, as set forth herein; b) the Company’s and the Transfer Agent’s delivery of, and the Fund’s receipt of, a fully executed Letter of Instruction, authorizing the conversion of, in whole or in part, the Settlement Shares of the Company’s Common Stock of not less than the Minimum Settlement Value; c) the Company’s and Transfer Agent’s immediate delivery of the Settlement Shares to the Fund, at times and in amounts as determined by the Fund, in its sole and exclusive discretion and as indicated by Auctus’ delivery of Notice(s) of Conversion in accordance herewith; d) compliance with the make-whole provision for the issuance of such additional Settlement Shares of the Company’s Common Stock to satisfy the Settlement Value, as set forth herein; and e) certain representations and warranties of the Company, including, among other things, that no material adverse change in the business of the Company and that no Event of Default exists at the time of the closing.

ARTICLE II

MAKE-WHOLE MINIMUM SETTLEMENT

VALUE / CONVERSION OF SETTLEMENT SHARES

2.1 Make-Whole Settlement Shares. Upon sale by the Fund of the Settlement Shares as issued, conveyed and delivered to Auctus by the Company in accordance with Paragraph 1.2 hereunder resulting in total net proceeds (net of fees, brokerage fees, transfer agent fees, and such similar fees in the ordinary course of business) less than the Minimum Settlement Value, the Fund shall be entitled to additional Settlement Shares of the Company’s Common Stock in accordance with this Paragraph 2.2 as follows:

2.2 Mechanics. At any time after the Fund shall have sold all Settlement Shares of Common Stock issued in accordance with Paragraph 1.2 hereunder (hereinafter the “Make-Whole Eligibility Time”), Auctus may deliver a written notice to the Company (hereinafter the “Make- Whole Eligibility Notice”, and such date, a “Make-Whole Eligibility Notice Date”) certifying that Auctus is entitled to receive additional Shares of the Company’s Common Stock (hereinafter the “Make-Whole Shares”) pursuant to this Paragraph 2.2. The Make-Whole Eligibility Notice shall set forth (A) the number of Make-Whole Shares to be issued to the Fund in accordance with Paragraph 2.2(a) below, (B) the Make-Whole Consideration (as defined below) and (C) the aggregate Make-Whole Consideration received by Auctus with respect to the Settlement Value, to date. On the Trading Day immediately following the receipt of the Make-Whole Eligibility Notice, the Company shall deliver a written notice (hereinafter the “Make-Whole Additional Shares Notice”) to Auctus setting forth the number of Make-Whole Shares to be delivered on the related Make-Whole Shares Delivery Date (as defined below) (together with reasonable calculations with respect thereto). The Company shall issue such Make-Whole Shares to the Fund on the third (3rd) Trading Day after the delivery of the Make-Whole Additional Shares Notice (hereinafter the “Make-Whole Shares Delivery Date”). On the Make-Whole Shares Delivery Date, the Company shall (i) (A) provide that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Make-Whole Shares to which the Fund shall be then entitled to Auctus’ or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable Make-Whole Shares Delivery Date, to the address set forth in the register maintained by the Company for such purpose pursuant to this Agreement or in the Purchase Agreements or to such address as specified by the Fund in writing to the Company at least two (2) Business Days prior to the applicable Make-Whole Shares Delivery Date, a certificate, registered in the name of the Fund or its designee, for the number of Make-Whole Shares to which Auctus shall be entitled. The Company shall not issue any fraction of a share of Common Stock upon any issuance of Make-Whole Shares on any Make-Whole Shares Delivery Date. If such issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. In addition to the Fund’s right to pursue any remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Make-Whole Shares (or to electronically deliver such Make-Whole Shares), any failure by the Company to timely deliver Make-Whole Shares to Auctus (or its designee) on a Make-Whole Shares Delivery Date shall be subject to the provisions of Paragraph 2.2(a) above, mutatis mutandis.

2.3 Calculation of Number of Make-Whole Shares. With respect to the Make-Whole Shares Delivery Date, the number of Make-Whole Shares issuable to the Fund shall equal the greater of (i) zero and (ii) the quotient of (1) the difference (such difference, hereinafter the “Make- Whole Settlement Amount”) of (x) the Settlement Value with respect to each sale of Shares by Auctus after the delivery of the Settlement Shares, as provided hereunder, minus (y) the aggregate net consideration received by the Fund from the resale of all Shares of Common Stock issued by the Company (hereinafter the “Make-Whole Consideration”), divided by (2) the average trailing closing price for ten (10) Trading Days for the Shares immediately preceding the Make-Whole Shares Delivery Date. In its sole and exclusive discretion and without waiver of its rights, Auctus may limit the delivery and acceptance of such Make-Whole Shares, from time-to-time or as may be appropriate or necessary, to a position, which is at or below 4.99% beneficial ownership of the Company’s authorized and issued outstanding Shares.

2.4 Limitations on Issuances of Make-Whole Shares. Notwithstanding anything in this Paragraphs 2.1 to 2.3 to the contrary, if as of any given date the aggregate gross consideration received by the Fund from the sale of shares of Common Stock issued hereunder prior to the Make- Whole Shares Delivery Date exceeds the Settlement Value, no additional Make-Whole Shares shall be issuable hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company’s Representations and Warranties

The Company hereby represents and warrants to the Fund as follows:

3.1 Incorporation. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power to own and operate its business. The Company is duly qualified to transact business in each jurisdiction where its conduct of business or ownership of property requires such qualification.

3.2 Corporate Power. The Company has full corporate power and authority to execute, deliver and carry out the terms of this Agreement and to conduct its business.

3.3 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, including, without limitation, the approval by the directors and stockholders of the Company. This Agreement constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.

3.4 Litigation. Other than the Litigation, there is no action, suit or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting the Company before any court or arbitrator or any governmental body, agency or official which could either individually or collectively materially adversely affect the business, the financial condition or operations of the Company or have any material adverse effect on the legality, validity or enforceability of this Agreement, or the delivery to the Fund of the Settlement Shares being conveyed and transferred herein and, to the best of the Company’s knowledge, information and belief, there is no basis for any such action, suit or proceeding.

3.5 No Conflicting Agreements. There is no provision in the Articles of Organization or Bylaws of the Company and no provision of any existing mortgage, indenture, contract, or agreement binding the Company or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement.

3.6 Financial Information. There has been no material adverse change in the business, property, or financial condition of the Company during the relevant time period preceding the date of this Agreement. During such time period, the Company has not accrued any material liabilities or obligations (whether accrued, absolute, contingent, or otherwise) of a nature customarily reflected in financial statements and there are no material undisclosed liabilities or obligations of the Company.

3.7 Business Operations. The Company has not, during the relevant time period preceding the date of this Agreement, been known as or used any other corporate, trade or fictitious name, nor acquired all or substantially all of the assets, capital stock or operating units of any person or entity, nor had a business location as any address other than the address set forth herein.

3.8 Compliance With Instruments. The Company is not in violation of any material term of the Company’s Articles of Organization or Bylaws. The Company is not in material violation of any of the terms or in default under any of their contracts, obligations, agreements, plans, arrangements, rights and commitments or of any other mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which they are subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

3.9 Officers and Directors. The names of the officers and directors of the Company are set forth in Schedule 3.9, attached hereto. Schedule 3.9 also set forth all indebtedness, if any, of the officers and directors to the Company. Except as set forth on Schedule 3.9, none of the officers or directors, or their respective close relatives, or significant employees, or consultants of the Company owns, directly or indirectly, individually or collectively, any interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

3.10 Title and Encumbrances. The Company has good and marketable title to and a valid indefeasible ownership interest in all of its properties and assets, free and clear of all liens, claims, encumbrances, restrictions, conditions or exceptions.

3.11 Capitalization. As of the Closing, the authorized capital stock of the Company is Eight Billion (8,000,000,000) shares of voting Common Stock, no par value per Share. As of the Closing, the Company shall have issued and outstanding Two Billion – One Hundred – Ninety – Six Million – Eight Hundred – Eighty – Three Thousand – One Hundred – Fifty - Seven (2,196,883,157) shares of Common Stock (representing 100% of all voting securities). Except as set forth on Schedule 3.11, attached hereto, there are no authorized or outstanding subscriptions, warrants, options, rights (including conversion or preemptive rights), or other agreements or instruments, orally or in writing, for the purchase or acquisition of any of the Company’s capital stock, or pursuant to which any person or entity has or may have the right to acquire any class of capital stock or other security of the Company.

3.12 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, joint venture, partnership or other business entity.

3.13 Compliance with the Law. The Company has not knowingly engaged in any activity nor omitted to take any action as a result of which it is in, has been in, or has received any notice of, violation of any applicable statute, rule or regulation of any central or local governmental authority, or any ordinance, order, writ, injunction or decree, or any other requirement of any governmental body, agency, authority or court (hereinafter referred to as the “Law”) relating to the Company, its business, or its assets, which action or omission could have a material adverse effect on its assets, business, or the transaction contemplated in this Agreement. To the best of the Company’s knowledge, the business is presently conducted, and as of the Closing Date, will be conducted, in compliance with all applicable laws.

3.14 Tax Returns And Payments. The Company expects to file all tax returns and reports as required by law. These returns and reports, when filed, will be true and correct in all material respects. To its knowledge, the Company has paid all taxes and other assessments as having been due and owing.

3.15 Periodic Filings and Reports. Except as set forth on Schedule 3.15, attached hereto, the Company has filed all periodic filings and reports as required by the Commission, by law and as due to date. These periodic filings and reports are true and correct in all material respects. To its knowledge, the Company has paid all fees and other assessments as having been due and owing.

3.16 Changes. During the relevant time period preceding this Agreement, there have not been:

a) any material adverse changes in the assets, liabilities, financial condition or operating results of the Company, except such changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

c) any waiver by the Company of a valuable right or of a material debt owed to it;

d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

e) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or to which the Company or any of such assets or properties is subject;

f) any change in any compensation arrangement or agreement with any officer or director, or any change exceeding ten (10%) percent of the base salary of any other employee;

g) to the best of Company’s knowledge, any change in any applicable laws, ordinances, or restrictions, or any judicial or administrative action, which would prevent, limit, impede, or render materially more costly the operation of Company’s business;

h) any declaration or payment of any dividends or any distribution upon the Shares or any capital stock of Company;

i) any material indebtedness incurred for money borrowed or any other liabilities incurred, except for such payables incurred in the ordinary course of business;

j) any loans or advances to any person, other than ordinary advances for travel expenses or other reimbursable employee expenses in accordance with the current policy of Company; or

k) to the best of the Company’s knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted, and as it is proposed to be conducted).

3.17 Brokers. The Company has not made any commitment or otherwise incurred an obligation to pay any commission to any broker or finder in connection with the transaction provided for in this Agreement.

3.18 Disclosure. No representation or warranty contained in this Agreement or any statement or information contained in any schedule, exhibit, certificate, written statement, document or instrument, or any other information attached to, delivered or required to be delivered pursuant to this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading or necessary in order to full and fairly provide the information required to be provided in any such document. There is no fact known to the Company that materially adversely affects the business of the Company which has not been disclosed to the Investor in this Agreement or the schedules, exhibits or other documents delivered pursuant to this Agreement. Copies of all documents referred to in this Agreement which have been or are to be delivered to the Investor are true, correct and complete and include all amendments, supplements or modifications and/or waivers thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FUND

Fund’s Representations and Warranties

The Fund hereby represents and warrants to Company as follows:

4.1 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by the Managers. This Agreement constitutes the valid and binding obligation of the Fund and is enforceable against the Fund in accordance with its terms.

4.2 Brokers. The Fund has not made any commitment or otherwise incurred an obligation to pay any commission to any broker or finder in connection with the transaction provided for in this Agreement.

4.3 Accredited Investor. The Fund is an “Accredited Investor”, as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

4.4 Investment. The Fund is acquiring the Shares, as provided by this Agreement, for his own account, investments purposes only, without a view to or for resale in connection with, any distribution of such securities.

4.5 Sophistication. By reason of the Fund’s knowledge and experience in financial and business matters generally, and in investments of this type in particular, the Fund is capable of evaluating the merits and risks of any investment in the Shares, as contemplated under this Agreement.

ARTICLE V

FUND’S CONDITIONS TO CLOSING

5.1 Fund’s Conditions to Closing. The Company shall use its best efforts to ensure that all conditions to the Closing set forth in this Agreement are satisfied on or prior to the Closing Date, including executing and delivering all documents required to be delivered by the Company at the Closing and taking any and all actions which may be necessary on its part to cause each other party to such documents to so execute and deliver each document. The obligation of the Fund to acquire the Settlement Shares hereunder at the Closing shall not be subject to any condition, except as set forth herein, at the Closing.

5.2 Exhibits. The Company shall have executed and delivered all of the Exhibits hereto, and the Company and the Transfer Agent shall have executed and delivered the Letter of Instruction.

5.3 Officer’s Certificate. The Company shall deliver a certificate executed by an officer of the Company and the Subsidiaries stating, among other things, that (a) the representations and warranties contained herein are true, correct and complete in all material respects on and as of the Closing Date and (b) the Company has performed and complied in all material respects with all agreements and conditions contained in the documents required to be performed or complied with by it prior to or at the Closing.

5.4 All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken and all waivers, consents, approvals, qualifications and filings required to be obtained or effected in connection with the execution, delivery and performance of this Agreement and the other documents and the transactions shall have been taken, obtained or effected (except for the filing of any notice subsequent to the Closing that may be required under applicable Federal or state securities laws, which notice shall be filed on a timely basis following the Closing as so required), and all documents incident thereto shall be reasonably satisfactory in form and substance to the Fund. The Fund shall have received all such originals or certified or other copies of such documents as have been reasonably requested by it.

5.5 Stop Orders. No stop order or suspension of trading shall have been imposed by the SEC or any governmental authority or SRO with respect to public trading of the Company’s Common Stock.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY AT CLOSING

6.1 Company’s Conditions to Obligations at the Closing. The obligations of the Company to issue the Common Stock to the Fund pursuant to the terms of the Notes and this Agreement shall be unconditional.

6.2 Compliance with Agreements. The Fund shall have performed and complied with all agreements, covenants and conditions contained herein, in each of the other documents and in any other documents contemplated hereby or thereby which are required by the terms hereof or thereof to be performed or complied with by the Fund on or before the Closing Date, including acquisition of the Settlement Shares of Common Stock.

6.3 Representations and Warranties. All of the representations and warranties of the Fund contained herein or in any of the other documents to which it is a party shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties of the Fund that speak as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date, both before and after giving effect to the transactions contemplated hereby and by the other documents.

6.4 Exhibits. The Fund shall have executed and delivered all of the Exhibits hereto.

ARTICLE VII

GENERAL RELEASES

7.1 General Release by the Company. Subject to the escrow provisions of Paragraph 8.4 below, the General Release, as delivered by the OCLN Releasors (as defined below) pursuant to this Agreement and for the benefit of the Auctus Releasees (as defined below), is in the form attached hereto as Exhibit C.

7.2 General Release by the Fund. Subject to the escrow provisions of Paragraph 8.4 below, the General Release, as delivered by the Auctus Releasors (as defined below) pursuant to this Agreement and for the benefit of the OCLN Releasees (as defined below), is in the form attached hereto as Exhibit D.

ARTICLE VIII

MISCELLANEOUS

8.1 Filing of Stipulation of Dismissal with Prejudice in Litigation. Within fifteen (15) days after the delivery of the Minimum Settlement Value to the Fund, and the conversion of all Settlement Shares by the Fund, as set forth in Paragraph 2 above, the Parties, through counsel, will cause a Stipulation of Dismissal with Prejudice, in the form attached hereto as Exhibit E, and with all rights of appeal waived, to be filed in the Litigation with the U.S. District Court. As appropriate and necessary and in the absence of a breach of this Agreement, the Parties, through counsel, will cause a Joint Motion to Extend Time, or a Joint Motion for Administrative Stay, to be filed in the Litigation with the U.S. District Court. The Parties covenant and agree that they will instruct their counsel to cooperate in order to extend and/or stay any litigation deadlines, and to accomplish a full and final dismissal of the Litigation with prejudice.

8.2 Covenant Not to Sue. A “covenant not to sue” is a legal term which means that a Party promises not to file a lawsuit or other legal claim against the other Party. The Parties promise not to file a lawsuit, arbitration proceeding, administrative proceeding, or any other legal claim against the other Party’s Releasees. It is different from the Waiver and Release of All Claims contained in the Paragraph above. Besides waiving and releasing the claims covered by the Waiver and Release of All Claims, each Party agrees never to sue any of the other Party’s Releasees in any court, arbitration proceeding, administrative proceeding or otherwise, for any claim released in this Agreement. Notwithstanding this Covenant Not to Sue, either Party may bring a claim against the other Party to enforce this Agreement, and may bring any other claim that cannot legally be waived.

8.3 Nondisparagement. Each Party on his/her/its own behalf and on behalf of their predecessors, parents, affiliates, subsidiaries, divisions, successors and assigns, and its respective trustees, officers, directors, agents, representatives, employees, principals, shareholders, heirs, executors, administrators, attorneys, and assigns agrees to refrain from disseminating, uttering or publishing (including, but not limited to, written, oral, or electronic publication) any disparaging, derogatory or negative statements, comments or remarks concerning the other Party. Each Party agrees to instruct its officers, staff and administrative personnel to refrain from uttering or publishing (including, but not limited to, written, oral, or electronic publication) any disparaging, derogatory or negative statements, comments, or remarks concerning the other Party.

8.4 Escrow / Stipulation of Dismissal / General Releases. a) As security for its performance of the Company under the provisions of this Agreement, the Fund shall hold, through its designated agent, Philip M. Giordano, Esq. as escrow agent (the “Fund Escrow Agent”), the Stipulation of Dismissal, in the forms as attached hereto. Upon certification of compliance by the Fund and the Company of this Agreement, the Fund Escrow Agent shall be authorized to immediately release and file the Stipulation of Dismissal in the Litigation in the U.S. District Court for the District of Massachusetts. The Fund Escrow Agent may reasonably rely, in good faith, on such notices or may seek the court’s determination of the existence of a breach.

b) As security for its performance of the Fund under the provisions of this Agreement, the Company shall hold, through its designated agent, Adam A. Rowe, Esq. as escrow agent (the “Company Escrow Agent,” collectively, with the Fund Escrow Agent, hereinafter the “Escrow Agents”), the General Releases, in the forms as attached hereto. Upon certification of compliance by the Fund and the Company of this Agreement, the Company Escrow Agent shall be authorized to immediately release the General Releases to each Party. The Company Escrow Agent may reasonably rely, in good faith, on such notices or may seek the court’s determination of the existence of a breach.

c) The Escrow Agents act hereunder as a depositary only, are not taking title to the Stipulation of Dismissal or the General Releases (hereinafter the “Escrowed Documents”), and are not responsible or liable in any manner whatsoever for any aspect of the management, maintenance or care of the Escrowed Documents. The Escrow Agents shall not be liable for acting upon any written notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agents, in good faith, believe to be genuine and what it purports to be. It is understood and agreed that the duties of the Escrow Agents hereunder are purely ministerial in nature and that they shall not be liable for any error of judgment, fact or law, or any act done or omitted to be done. The Escrow Agents’ determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall be final and binding on the Parties hereto and shall not subject the Escrow Agents to any claim, liability or obligation whatsoever, even if it shall be found that such determination was improper and incorrect. If, at any time either of the Escrow Agents shall receive conflicting notices, claims, demands or instructions with respect to the Escrow Documents, he/they shall be permitted to withhold action pending a determination by a Court of competent jurisdiction as to his/their obligations. The Escrow Agents may resign at any time for any reason upon written notice given to the Parties of not less than ten (10) calendar days prior to its effectiveness. The Parties agree to indemnify and hold harmless the Escrow Agents for any act, taken in good faith. Nothing in this Agreement or in any Settlement Document precludes the Escrow Agents from representing, or continuing to represent, as counsel to Auctus or to OCLN, respectively, and each Party expressly waive, directly and indirectly, any conflict of interest, actual or apparent, by the Escrow Agent acting in his capacity as counsel. The Escrow Agents shall be under no obligation to institute or defend any actions, suits or legal proceedings in connection herewith or take any other action likely to involve him/them in expense unless first indemnified to his/their reasonable satisfaction.

8.5 Voluntary and Knowing Agreement. Each Party hereby warrants and represents that:

●	It is competent, as a matter of law, to enter into this Agreement;

●	It has been advised and encouraged in writing by the other Party to consult with an attorney before signing this Agreement;

●	It has consulted with an attorney before signing this Agreement;

●	It has relied on its own judgment and that of its counsel regarding the consideration for and language of this Agreement;

●	The signatories have been authorized, as necessary, to execute this Agreement;

●	It understands this document and has obtained answers to questions which it has raised about the document; and,

●	No statements made by any other Party have in any way coerced or influenced it to execute this Agreement.

8.6 No Admission of Liability. It is agreed and understood that, by entering into this Agreement, there is no admission of liability or wrongdoing by any Party whatsoever. This Agreement arises solely from the Parties’ desire to resolve expeditiously the Purchase Agreements, the Notes, and/or the business relationship between and among Auctus and OCLN, on mutually beneficial terms and conditions, and to avoid any disputes or costs related thereto. The existence and execution of this Agreement shall not be considered, and shall not be admissible, in any proceeding as an admission by either Party.

8.7 Termination of the Purchase Agreements, and Satisfaction of the Notes. The Parties agree that, delivery of the Consideration of not less than the Minimum Settlement Value, and the conversion of the entirety of the amount of the Settlement Shares, as provided herein, each Party agrees and acknowledges that the Purchase Agreements and the Notes are, and shall be, immediately terminated, and shall have no further force and effect. Notwithstanding anything to the contrary contained in this Settlement Agreement, if the Company breaches any of the provisions contained in this Settlement Agreement, then Auctus, in the Fund’s sole and exclusive discretion, may take such remedial action, in the litigation or otherwise, or may, in its sole and exclusive discretion, terminate this Settlement Agreement (with the understanding that the Settlement Agreement shall have no further force and effect if terminated).

8.8 Costs and Attorneys’ Fees. Each Party understand and agree that each Party will be solely responsible for all expenses incurred by them respectively or on their behalf, including but not limited to their respective attorneys’ fees, costs, and disbursements pertaining to any and all matters.

8.9 Governing Law/Forum. This Agreement shall be construed in accordance with the laws, including the law of conflicts, of the State of Nevada, without reference to its conflicts/choice of law rules, and, where applicable, under federal law. Any controversy which may arise between the Parties relating to this Agreement, its enforcement or otherwise shall be only brought in the federal or state courts, sitting solely and exclusively in Boston, Suffolk County, Commonwealth of Massachusetts.

8.10 Entire Agreement. This Agreement constitutes the complete understanding between and among OCLN and Auctus and supersedes all prior agreements and understandings, oral or written, between the Parties hereto, including but not limited to the Purchase Agreements and the Notes. No other promises or agreements, either express or implied, shall be binding unless in writing and signed by the Parties after the execution of this Agreement.

8.11 Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. Upon any finding by a court of competent jurisdiction that any of the waivers or releases contained in this Agreement are illegal, invalid or unenforceable, the Parties agree, at the other Party’s request, to execute promptly a waiver and release of comparable scope that is legal and enforceable.

8.12 No Waiver. The failure of any of the Parties to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8.13 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight delivery carrier of national reputation, sent by facsimile transmission (and immediately after transmission receipt of which has been confirmed by telephone by the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by overnight delivery, or sent by facsimile (and immediately after receipt of which has been confirmed by telephone by the sender) or, if mailed, when confirmation of receipt has been received, as follows:

(i) If to Auctus to:

Auctus Fund, LLC

545 Boylston Street, 2nd Floor

Boston, Massachusetts 02116 USA

With copies to:

Philip M. Giordano, Esq.

Giordano & Company, P.C.

REED & GIORDANO, P.A.

47 Winter Street, Suite 800

Boston, Massachusetts 02108-4774

(ii) If to the Company:

OriginClear, Inc.

Attn: T. Riggs Eckelberry, Chief Executive Officer

525 S. Hewitt Street

Los Angeles, California 90013

With copies to:

Aaron A. Rowe, Esq.

CROWE & DUNN

77 Franklin Street, 3rd Floor

Boston, Massachusetts 02110

Any Party may, by notice given in accordance with this paragraph to the other Party, designate another address or person for receipt of notices hereunder.

8.14 Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but which together shall constitute one Agreement.

8.15 Amendment. This Agreement may not be amended orally, but may only be amended by a written instrument signed by both Parties.

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THE FUND AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement under as a sealed instrument, effective as of March 13, 2019.

AUCTUS FUND, LLC		ORIGINCLEAR, INC.,

By:	/s/ Lou Posner	By:	/s/ T. Riggs Eckelberry
	[Name and Title]		[Name and Title]
	Lou Posner, Managing Director		T. Riggs Eckelberry CEO

Dated: 3/13/2019		Date: March 13, 2019